                                                                    EXHIBIT 99.1


                                                           FOR IMMEDIATE RELEASE
                                                                         6/11/01


               COLONIAL HOLDINGS, INC. ANNOUNCES MERGER AGREEMENT


         New Kent, Virginia, June 11, 2001- Colonial Holdings, Inc. (OTCBB:
CHLD) which, through its subsidiaries, owns and operates Colonial Downs, a parimutuel horseracing course and satellite racing centers in Virginia, announced today the execution of a Merger Agreement. Pursuant to the Merger Agreement, Gameco, Inc., an entity controlled by Jeffrey P. Jacobs, Chairman of the Board and Chief Executive Officer of the Corporation, has agreed to pay $1.10 per share, in cash, for each share of common stock of the Corporation not currently owned by Mr. Jacobs or his affiliates. The $1.10 per share price resulted from negotiations between the Special Committee of the Corporation's board of directors and Gameco. If the merger is consummated, the Corporation will become a wholly-owned subsidiary of Gameco and will cease to be a public company.

         Consummation of the transaction is subject to various customary conditions, including, among other things, the approval of the Corporation's shareholders and the obtaining of necessary regulatory approvals. The transaction is not contingent on financing. The transaction is expected to be consummated in the fourth quarter of 2001, and the Merger Agreement is subject to termination by either party if the merger is not consummated on or before December 31, 2001. The Merger Agreement likewise provides for payment of break up fees under certain circumstances by a party who fails to consummate the transaction. Colonial Holdings will include the Merger Agreement as an exhibit to a Report on Form 8-K, which the Corporation expects to file no later than June 12.
         The Special Committee of the Board of Directors of the Corporation composed of disinterested directors determined that the Merger Agreement is fair to and in the best interests of the public stockholders of the Corporation and recommended that the Board of Directors of the Corporation approve the merger and the Merger Agreement.

         At a subsequent meeting held on June 8, 2001, the full Board of Directors, other than Mr. Jacobs, who abstained from voting, determined that the Merger Agreement and the transactions contemplated thereby are fair to and in the best interests of the public stockholders of the Corporation and approved the merger and the Merger Agreement.

         BB&T Capital Markets, the financial advisor to the Special Committee of the Board of Directors of the Corporation in connection with the merger, has delivered to the Special Committee its opinion that the merger consideration is fair to Colonial Holdings' shareholders from a financial point of view. U.S. Bancorp Libra is acting as advisor to Mr. Jacobs.

         Additionally, Gameco filed an application with the Virginia Racing Commission today. The application seeks the Commission's approval of Gameco becoming a principal shareholder, indirectly, of the entities licensed by the Commission. The Commission is scheduled to conduct an informal fact finding conference regarding the application at its June 20, 2001 meeting.

         Subject to clearance from the United States Securities and Exchange Commission, the Corporation plans to file and mail to its stockholders a proxy statement containing information about the Corporation, the proposed merger, and related matters. Stockholders are urged to read the proxy statement carefully when it is available, as it will contain important information that stockholders should understand before making a decision about the merger. The proxy statement (when it is filed), as well as other filings containing information about the Corporation, can be obtained without charge at the SEC's web site (HTTP://WWW.SEC.GOV). Copies of the proxy statement, when available, and the Corporation's SEC filings will also be obtainable, without charge, from Ian M. Stewart, the Corporation's President, at Colonial Holdings, Inc., 10515 Colonial Downs Parkway, New Kent, VA 23124 (804) 966-7223.

         This press release contains forward-looking statements that involve risks and uncertainties relating to future events, including whether and when the proposed merger will be consummated. These risks and uncertainties could cause actual events or results to differ materially from those expressed or implied by the forward-looking statements. These factors include, but are not limited to, risks that stockholder approval, gaming approvals, and other clearances and consents may not be obtained in a timely manner or at all and that any other conditions to the merger may not be satisfied. The Corporation assumes no obligation to update the forward-looking information. This press release is not intended to be a solicitation of proxies for a vote to approve the Merger Agreement.

SOURCE Colonial Holdings, Inc.

CONTACT: Ian M. Stewart, President and Chief Financial Officer, Colonial Holdings, Inc., 10515 Colonial Downs Parkway, New Kent, VA 23124 (804) 966-7223.








                                       3